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                                                                    Exhibit 10.4

                                                                          [LOGO]
                                                                        Comerica
Comerica Bank-California

                             REVOLVING CREDIT NOTE

$18,000,000.00                                                     June 13, 2002
                                                           Palo Alto, California

       FOR VALUE RECEIVED, the undersigned, HALL, KINION & ASSOCIATES, INC., a Delaware corporation, ("Borrower"), HEREBY PROMISES TO PAY to the order of COMERICA BANK-CALIFORNIA (the "Bank") at its Principal Office located at 333 West Santa Clara Street, San Jose, California 95113, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of Eighteen Million and 00/l00 Dollars ($18,000,000.00) or so much thereof as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Revolving Loan And Security Agreement dated the date hereof by and between Bank and Borrower (the "Loan Agreement").

       This Revolving Credit Note is the Revolving Credit Note referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Revolving Credit Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Revolving Credit Note upon the terms and conditions specified in the Loan Agreement. This Revolving Credit Note is also secured by the Loan Agreement, reference to which is hereby made for a description of the collateral provided for under the Loan Agreement and the rights of Borrower and Bank in respect to such collateral. The Loan Agreement is incorporated herein by this reference in its entirety. Capitalized terms used but not otherwise defined herein are used in this Revolving Credit Note as defined in the Loan Agreement.

       Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Advances as determined in accordance with the Loan Agreement; provided, however, that upon the occurrence and during the continuance of an Event of Default, Borrower shall, to the extent provided in the Loan Agreement, pay to Bank interest on the outstanding principal balance of the Advances and all other Obligations at the rate of interest applicable upon the occurrence and during the continuance of an Event of Default as determined in accordance with the Loan Agreement. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

       If a payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the rate specified above. Credit shall be given solely for the purpose of calculating interest earned by Bank for any checks, drafts, or similar items of payment received by Bank in accordance with the Loan Agreement, and such checks, drafts or similar items of payment shall not constitute payments of amounts due hereunder except as expressly provided in the Loan Agreement.
                                                             MAKING IT WORK
                                                             150 YEARS
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                                                                        Comerica

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       Borrower hereby waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment and (except to the extent expressly required by the Loan Documents) any other notice or formality to the full extent permitted by law.

       If any payment of principal or interest under this Revolving Credit Note shall not be made within fifteen (15) calendar days of the date due, a late charge of three percent (3%) of the overdue amount may be charged by Bank for the purpose of defraying the expenses incident to handling such delinquent payments. Borrower acknowledges and agrees that it is extremely difficult and impractical to ascertain the extent of such expenses and that proof of actual damages would be costly or inconvenient. Borrower therefore agrees that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Revolving Credit Note and represents a fair and reasonable estimate of the costs that will be sustained by Bank due to the failure of Borrower to make timely payments. Such late charge shall be paid without prejudice to the right of Bank to collect any other amounts provided to be paid or to declare a default under this Revolving Credit Note or under the Loan Agreement or from exercising any of the other rights and remedies of Bank, including, without limitation, the right to declare the entire balance of principal and accrued interest then remaining unpaid immediately due and payable; provided, that the payment of any such charges and expenses under this Revolving Credit Note shall not be in addition to similar charges contained in the Loan Documents.

       In no event shall interest accrue or be payable hereon in excess of the maximum applicable amount of interest, if any, permitted on the date hereof by the laws of the State of California.

       If this Revolving Credit Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Revolving Credit Note, including, but not limited to, reasonable attorneys' fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

       Principal and interest shall be payable in lawful money of the United States without setoff, demand or counterclaim. Borrower waives the defense of the statute of limitations in any action on this Revolving Credit Note. Presentment, notice of dishonor, and protest are waived by all makers, sureties, guarantors and endorsers of this Revolving Credit Note.

       Subject to Section 15.11 of the Loan Agreement, Bank may provide any financial or other information, data or material in Bank's possession relating to Borrower, the Loan, or this Revolving Credit Note to Bank's parent, affiliate, subsidiary, participants or service providers, without further notice to Borrower.

       This Revolving Credit Note shall be governed and construed in accordance with the laws of the State of California.

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        Bank shall not be required, and Borrower hereby waives any and all rights to require Bank, to prosecute or seek to enforce any remedies against Borrower or any other party liable to Bank on account of the Obligations and/or to require Bank to seek to enforce or resort to any remedies with respect to any security interests, liens, or encumbrances granted to Bank by Borrower or any other party on account of the Obligations.

        IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Credit Note as of the date and year first above written.


                                                HALL, KINION & ASSOCIATES, INC.



                                                By:  /s/ Martin A. Kropelnickl
                                                     ---------------------------

                                                Its:       CFO
                                                     ---------------------------

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                                                                          [LOGO]
                                                                        Comerica

Comerica Bank-California

                      REVOLVING LOAN AND SECURITY AGREEMENT

              This REVOLVING LOAN AND SECURITY AGREEMENT is entered into as of June 13, 2002 by and between COMERICA BANK-CALIFORNIA ("Bank"), a California banking corporation and HALL, KINION & ASSOCIATES, INC., a Delaware corporation ("Borrower").

                                    RECITALS

              WHEREAS, Borrower has requested that Bank enter into certain financing arrangements with Borrower pursuant to which Bank may make loans and provide other financial accommodations to Borrower; and

              WHEREAS, Bank is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

                                    AGREEMENT

              NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND CONSTRUCTION

       1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

              "Advance" or "Advances" means an Advance under the Revolving Facility.

              "Affiliate" means any Person, including any Person who is a director, executive, officer, partner or manager of such Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              "Agreement" means this Revolving Loan and Security Agreement, as amended, supplemented, or modified from time to time.

              "Availability Reserves" shall mean, as of any date of determination, such amounts as Bank may from time to time establish and revise in good faith reducing the amount of Advances which would otherwise be available to Borrower under the lending formula(s)

                                                             MAKING IT WORK
                                                             150 YEARS
                                                                          [LOGO]
                                                                        Comerica

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provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect either (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower, or
(iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

              "Bank Expenses" means (a) all costs and expenses (including, without limitation, taxes and insurance premiums) required to be paid by Borrower under this Agreement or under any of the other Loan Documents that are paid or advanced by Bank; (b) filing, recording, publication, and search fees paid or incurred by Bank in connection with Bank's transactions with Borrower;
(c) costs and expenses incurred by Bank to correct any default or enforce any provision of the Loan Documents or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, and preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; (d) costs and expenses of suit incurred by Bank in enforcing or defending the Loan Documents or any portion thereof; and (e) Bank's reasonable attorney fees and expenses incurred (before or after execution of this Agreement) in advising Bank with respect to, or in structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending, or otherwise concerning, the Loan Documents or any portion thereof, irrespective of whether suit is brought.

              "Base Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "Base Rate," whether or not such announced rate is the lowest rate available from Bank.

              "Base Rate Advance" means any Advance when and to the extent that the interest rate therefor is determined by a reference to the Base Rate.

              "Borrower's Books" means all of Borrower's books and records including ledgers, records indicating, summarizing, or evidencing Borrower's properties or assets or liabilities, all information relating to Borrower's business operations or financial condition, and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

              "Borrowing Base" has the meaning set forth in Section 2.1.1 hereof.

              "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

              "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

              "Cash Flow Coverage Ratio" shall mean the ratio, as of any applicable period of determination, the numerator of which is Net Income; plus depreciation; plus amortization; plus (or minus) the increase (or decrease) in the deferred taxability; minus dividends and, to the extent that and so long as Borrower is an entity that is not directly subject to Federal income taxation

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with respect to which any earnings are attributable ratably to each Person with an ownership interest in Borrower, minus any distributions to each such Person in an amount necessary to pay each such Person's income tax resulting from such ownership interest, at the greater of actual draws or net income times the highest prevailing personal tax rate, and the denominator of which is the current portion of long term debt plus the current portion of Capital Lease payments for the same period of determination.

              "Closing Date" means the date on which each of the conditions set forth in Section 5.1 are satisfied or waived.

              "Collateral" means all of the personal property of Borrower, wherever located, and now owned or hereafter acquired, including (a) all accounts; (b) all chattel paper; (c) all inventory; (d) all equipment (e) all instruments; (f) all investment property; (g) all documents; (h) all deposit accounts; (i) all letter of credit rights; (j) all general intangibles; (k) all fixtures; (1) all Intellectual Property Collateral; and (m) any and all claims, rights and interests in any of the foregoing and all substitutions for, additions and accessions and all cash and non-cash proceeds of any of the foregoing, in whatever form (including proceeds in the form of inventory, equipment or any other form of personal property), including proceeds of proceeds, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

              "Committed Line" means Eighteen Million and 00/l00 Dollars ($18,000,000.00).

              "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness; dividend, surety or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

              "Copyrights" means all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims, and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present, or future infringement, and all rights of renewal and extension of copyright.

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          "Debt" means (a) indebtedness or liability for borrowed money; (b)
obligations evidenced by bonds, debentures, notes, or other similar instruments;
(c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases;
(e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all Contingent Obligations, and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (i) obligations secured by any Liens, whether or not the obligations have been assumed.

          "Effective Tangible Net Worth" means consolidated net worth as determined in accordance with GAAP consistently applied; plus Subordinated Debt, if any, less all intangibles, including goodwill, capitalized organizational and financing costs, Patents, Copyrights, Trademarks, licenses, subscription lists, trade receivables converted to notes, money due from Affiliates (including officers, directors, subsidiaries and commonly held companies), and investments in Persons not one hundred percent (100%) owned by Borrower.

          "Eligible Accounts" means those accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 7.7; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (a) accounts which remain uncollected for more than ninety (90) days from invoice date; (b) accounts due from an account debtor that has suffered a business failure or the termination of its existence, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, any assignment for the benefit of creditors has been made, or a trustee, receiver or conservator has been appointed for all or any part of the assets of such account debtor; (c) accounts due from an account debtor who is an Affiliate of Borrower or affiliated with Borrower in any manner, including, without limitation, as stockholder, owner, officer, director, agent or employee; (d) accounts with respect to which payment is or may be conditional; (e) accounts with respect to which the account debtor is not a resident or citizen of, located in, or subject to service of process in, the United States, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Bank, (ii) supported by one or more letters of credit or acceptances that are assignable by their terms and have been delivered to Bank in an amount, of a tenor, and issued by a financial institution, acceptable to Bank; or (iii) that Bank approves on a case by case basis; (f) accounts due from the United States of America, including, without limitation, any instrumentality, division, agency, body or department thereof; unless Borrower shall have complied with the requirements of the Assignment of Claims Act of 1940, 31 USC (S) 3727 and 41 USC
(S) 15, and the federal regulations issued thereunder; (g) accounts commonly known as "bill and hold" or a similar arrangement; (h) accounts due from an account debtor as to which twenty five percent (25%) percent or more of the aggregate dollar amount of all outstanding accounts owing from such account debtor remain uncollected for more than ninety (90) days from invoice date; (i) that portion of accounts due from an account debtor which is in excess of twenty percent (20%) percent of Borrower's aggregate dollar amount of all outstanding Eligible Accounts; (j) accounts with respect to which account debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim, or offset; (k) accounts which are not free of all liens, encumbrances, charges, rights and interest of any kind, except in favor of Bank; (l) accounts which are

                                        4

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supported or represented by a promissory note, post-dated check or letter of credit unless such instrument is actually delivered to Bank; (m) accounts that are payable in other than United States Dollars; and (n) accounts which are unsuitable as collateral, as determined by Bank in the exercise of its reasonable sole discretion.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "Event of Default" has the meaning set forth in Article XI.

          "Funding Date" means the date that amounts are first advanced by Bank under the Revolving Facility.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis over the time period in question as to classification of items and amounts.

          "Guarantors" mean each Subsidiary.

          "Guaranty" means the guaranty in the form of Exhibit B attached hereto.

          "Guarantor Security Agreement" means the security agreement in the form of Exhibit C attached hereto.

          "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

          "Intellectual Property Collateral" means the following properties and assets owned or held by Borrower or in which Borrower otherwise has any interest, now existing or here-after acquired or arising: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all trade secrets, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates, and catalogs; and (e) the entire goodwill of or associated with the businesses now or hereafter conducted by Borrower connected with and symbolized by any of the aforementioned properties and assets.

          "Intellectual Property Security Agreement" means the intellectual property security agreement in the form of Exhibit D attached hereto

          "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole one-eighth (l/8) of one percent (1%)) and determined pursuant to the following formula:

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          LIBOR =             Base LIBOR
                   -------------------------------
                   100% - LIBOR Reserve Percentage

          (a) "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first (1/st/) day of such LIBOR Period.

          (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

          (c) "LIBOR Business Day" means a Business Day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

          (d) "LIBOR Period" means a period commencing on a Business Day, and continuing for, in every case, either thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days, as designated by Borrower, during which all or a portion of the outstanding principal balance of the Advances bears interest determined in relation to LIBOR, provided that: (i) if any LIBOR Period would end on a day that is not a LIBOR Business Day, then such LIBOR Period shall be extended to the next succeeding LIBOR Business Day; and (ii) no LIBOR Period shall extend beyond the Revolving Facility Termination Date.

          "LIBOR Advance" means any Advance when and to the extent that the interest rate therefor is determined by a reference to LIBOR.

          "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

          "Loan Documents" means, collectively, this Agreement, the Revolving Facility Note, each Guaranty, each Guaranty Security Agreement, each Intellectual Property Security Agreement, the Stock Pledge Agreement, and any other document, instrument, or agreement entered into between Borrower, any Guarantor and Bank in connection with this Agreement, all as amended or extended from time to time.

          "Material Adverse Effect" means a material adverse effect on (a) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

          "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts; less (a) sales, excise or similar taxes included in the amount thereof; and (b) returns,

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discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

          "Net Income (Loss)" means, for any period, the net income (or loss) of Borrower for such period taken as a single accounting period, determined in accordance with GAAP; provided, that in determining Net Income (Loss) there shall be excluded: (a) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any Person other than Borrower or any of its Subsidiaries has a joint interest or partnership interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, or that Person's assets are acquired by Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains and losses from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business, and related tax effects in accordance with GAAP; (e) any other extraordinary or non-recurring gains and losses, and related tax effects in accordance with GAAP; and (f) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

          "Obligations" means (a) the performance of all obligations of Borrower under this Agreement and all of the other Loan Documents; (b) all extensions, renewals, modifications, amendments, and refinancings of any of the foregoing;
(c) all Bank Expenses; (d) all loans, advances, indebtedness, and other obligations owed by Borrower to Bank of every description whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Bank by purchase, assignment, or otherwise), including but not limited to Borrower's obligations arising under the Loan Documents, whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any insolvency proceeding in which Borrower is a debtor, any obligations arising pursuant to any letter of credit transactions and any other financial accommodations, obligations to perform or forbear from performing acts, and all overdrafts on accounts (as such term is defined in Section 4104 of the UCC) maintained with Bank.

          "Patents" means all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing, and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof.

          "Permitted Debt" means: (a) Debt of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (b) Debt disclosed in Schedule 10.3, but no voluntary prepayments, renewals, extensions, or refinancing thereof without the prior written consent of Bank; (c) Debt not in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in aggregate principal amount and refinancings thereof provided that the principal amount

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thereof is not increased beyond the amount outstanding thereunder on the date hereof; (d) Subordinated Debt; (e) accounts payable to trade creditors for goods or services incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and (f) Debt of Borrower secured by purchase-money Liens permitted hereunder.

          "Permitted Investment" means: (a) Investments existing on the Closing Date disclosed in Schedule 10.6; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(c) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (d) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank; and (e) investments in Subsidiaries made in the ordinary course of business, as presently conducted not in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

          "Permitted Liens" means the following: (a) any Liens existing on the Closing Date and disclosed in Schedule 10.4 or arising under this Agreement or the other Loan Documents; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, and for which appropriate reserves are maintained; (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

          "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

          "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Reinvestment Rates" mean the per annum rates of interest equal to one half of one percent (0.5%) above the rates of interest reasonably determined by Bank to be in effect not more than seven (7) days prior to the Prepayment Date in the secondary market for United States Treasury Obligations in amounts and with maturities which correspond (as closely as possible) to the LIBOR Advance being prepaid.

          "Responsible Officer" means each of the (a) Chairman and Chief Executive Officer; or (b) the Vice President, Chief Financial Officer, and Secretary; or (c) Executive Vice President of Borrower.

          "Revolving Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

          "Stock Pledge Agreement" means the stock pledge agreement in the form of Exhibit E attached hereto.

          "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

          "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, "Subsidiary" means ICPlanet, a Delaware corporation; TKI Consulting, Inc., a Minnesota corporation; Huntington Acquisition Corporation, a Delaware corporation; Interactive Acquisition Corporation, a Delaware corporation; TKO Personnel Inc., a California corporation; and Group-IPEX, Inc., a California corporation.

          "Termination Date" means the earlier of (a) acceleration of the Obligations for any reason under the terms of this Agreement; or (b) May 1, 2004.

          "Trademarks" means all state (including common law), federal and foreign trademarks, service marks, and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present, or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof.

          "UCC" means the Uniform Commercial Code as in effect in the State of California, as the same may be amended from time to time.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the, term "financial statements" shall include the notes and schedules thereto.

     1.3 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," " includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments

(including any of the Loan Documents) shall be deemed to include subsequent amendments, assignments, and other modifications thereto, references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Terms not specifically defined herein shall have the meanings given in the UCC.

                                   ARTICLE II
                               REVOLVING FACILITY

     2.1 Revolving Facility. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower (pursuant to Section
2.1 hereof) under a revolving line of credit (the "Revolving Facility") from time to time in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the lesser of: (a) the Committed Line; or (b) the Borrowing Base. Subject to the terms and conditions of this Agreement, Borrower may borrow and reborrow under this Section 2.1, provided that each LIBOR Advance shall be in an amount not less than Five Hundred Thousand and 00/l00 Dollars ($500,000.00).

         2.1.1 Borrowing Base. Borrowing Base shall mean an amount equal to the sum of: (a) Eighty percent (80%) of the Net Amount of Eligible Accounts; less
(c) any Availability Reserves.

     2.2 Revolving Facility Note. Borrower's obligation to repay Advances made under the Revolving Facility shall be evidenced by a promissory note (the "Revolving Facility Note") executed by Borrower substantially in the form of the attached Exhibit A.

     2.3 Manner of Borrowing. Borrower shall give Bank written or telephonic notice (effective upon receipt) of any Advances under this Agreement, at least two (2) Business Days before each LIBOR Advance, and at least one (1) Business Day before each Base Rate Advance, specifying: (a) the date of such Advance which shall be a Business Day in the case of a Base Rate Advance, or a LIBOR Business Day in the case of a LIBOR Advance; (b) the amount of such Advance; (c) the type of Advance (LIBOR or Base); and (d) in the case of a LIBOR Advance, the duration of the LIBOR Period applicable thereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under Section 2.1 to Borrower's deposit account maintained at Bank.

     2.4 Conversions and Renewals. Borrower may elect from time to time to convert all or a part of an Advance or to renew all or part of an Advance by giving Bank at least two (2) Business Days before conversion into a Base Rate Advance, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Advance, specifying: (a) the renewal or conversion date; (b) the amount of the Advance to be converted or renewed; (c) in the case of conversions, the type of Advance to be converted into (Base or LIBOR); and (d) in the case of renewals of or a conversion into a LIBOR Advance, the duration of the LIBOR Period applicable thereto; provided that (i) the minimum amount of LIBOR Advances renewed or converted shall be Five Hundred Thousand and 00/l00 Dollars ($500,000.00); (ii) the minimum principal amount of LIBOR Advances outstanding after a renewal or conversion shall be Five Hundred Thousand and 00/l00 Dollars ($500,000.00); and
(iv) LIBOR Advances can be converted only on the last day of the LIBOR Period for such LIBOR Advance. If Borrower shall fail to give Bank the notice as specified above for the renewal or conversion of a LIBOR Advance prior to the end of the LIBOR Period with respect thereto, such LIBOR Advance shall automatically be converted into a Base Rate Advance on the last day of the LIBOR Period for such LIBOR Advance.

     2.5 Interest. Borrower shall pay interest to Bank on the outstanding and unpaid principal balance of the Advances made under the Revolving Facility at a rate per annum equal to the interest rates set forth below:

         2.5.1 Base Rate Advance. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, at a floating rate per annum equal to the Base Rate; and

         2.5.2 LIBOR Advance. Each LIBOR Advance shall bear interest on the outstanding principal amount thereof, for each day during each LIBOR Period applicable thereto, at a fixed rate per annum equal to LIBOR plus two and three quarters percent (2.75%); provided, however that if Borrower earns Net Income in excess of Zero and 00/l00 Dollars ($0.00) in a fiscal quarter, then each LIBOR Advance shall bear interest on the outstanding principal amount thereof, for each day during each LIBOR Period applicable thereto, at a fixed rate per annum equal to LIBOR plus two and one quarter percent (2.25%).

         2.5.3 Calculation of Interest. All interest calculations shall be on a basis of a three hundred and sixty (360)-day year for the actual days elapsed. Interest paid for any partial month shall be prorated based on a thirty (30)-day month and the actual number of day elapsed.

         2.5.4 Adjusted Rate. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

         2.5.5 Default Rate. From and after the Termination Date, Advances under the Revolving Facility shall bear interest at a rate equal to the Base Rate plus three percent (3%). Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Termination Date until all Advances are paid in full.

     2.6 Repayment Terms. Interest only shall be due and payable on the unpaid principal balance of the Revolving Facility, without claim, notice, presentment or demand, in consecutive monthly installments on the first (1st) day of each month commencing on the first (1st) day of the first (1st) full calendar month following the Funding Date.

         2.6.1 Application of Payments. Each payment received by Bank shall be credited as of its due date, without regard to its date of receipt by Bank, first (1st) to interest accrued and unpaid as of such due date and the remainder to principal, and interest shall cease upon the principal so credited.

     2.7 Overadvances. If the outstanding amount of any component of the Advances, or the aggregate amount of the outstanding Advances exceed the amounts available under the lending formulas set forth in Section 2.1, or the Committed Line, as applicable, such event shall not limit, waive or otherwise affect any rights of Bank in that circumstance or on any future occasions and Borrower shall, upon demand by Bank, which may be made at any time or from time to time, immediately repay to Bank the entire amount of any such excess(es) for which payment is demanded.

     2.8 Termination of Revolving Facility. The Revolving Facility shall terminate on the Termination Date, at which time all unpaid principal, all unpaid and accrued interest, and all other amounts due under the Revolving Facility shall be immediately due and payable.

     2.9 Statements. With respect to each Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto, and any payments made thereon, on its books and records (either manually or by electronic entry), which notations shall be conclusive evidence of the information noted in the absence of manifest error. A failure by Bank to record any such information shall not impair the Borrower's liability to make payment when due. Bank shall render to Borrower each month a statement setting forth the balance in Borrower's loan account maintained by Bank for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Bank receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Bank. Until such time as Bank shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account shall be presumptive evidence of the amounts due and owing to Bank by Borrower.

     2.10 Use of Proceeds. The proceeds of the Advances hereunder shall be used by Borrower for working capital. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or in inconsistent with, Regulation X of such Board of Governors.

                                   ARTICLE III
                                LIBOR PROVISIONS

     3.1 Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (a) any payment of a LIBOR Advance prior to the last day of the LIBOR Period for such LIBOR Advance for any reason, including termination of this Agreement; (b) any termination of a LIBOR Period in accordance with this Agreement; or (c) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Advance after having given notice to Bank that it had selected such LIBOR Advance.

     3.2 Funding Losses. The indemnification and hold harmless provisions set forth in Section 3.1 shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of LIBOR and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Agreement and the payment of the Obligations.

     3.3 Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstance relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, or to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:
(a) in the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and (b) no LIBOR Period may be designated thereafter until Bank determines that such would be practical.

     3.4 Additional Costs. Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank resulting from Regulatory Developments having made or maintained a LIBOR Advance or to Bank's obligation to make a LIBOR Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Advance, or any such receivable (being herein called "Additional Costs"), resulting from any Regulatory Developments, which (a) change the basis of taxation of any amounts payable to Bank hereunder with respect to net income of Bank for any LIBOR Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Advance; (b) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Advance or any deposits referred to in the definition of LIBOR); or (c) impose any other condition affecting this Agreement (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

     3.5 Prepayment. Bank does not have to accept any prepayment of any LIBOR Advance except as described below or as required under applicable law. Borrower may prepay a Base Rate Advance at any time without paying any Prepayment Amount, as defined below. Borrower may prepay a LIBOR Advance at any time, as long as Bank is provided written notice of the prepayment at least five (5) Business Days prior to the date of prepayment (the "Prepayment Date"). The notice of prepayment shall contain the following information: (a) the Prepayment Date; and
(b) the amount of principal to be prepaid. On the Prepayment Date, Borrower shall pay to Bank, in addition to the other amounts then due, the Prepayment Amount described below. Bank, in its sole discretion, may accept any prepayment of principal even if not required to do so under this Agreement and may deduct from the amount to be applied against the LIBOR Advance the other amounts required as part of the Prepayment Amount.

         3.5.1 The Prepayment Amount (as defined below) will be applied to the LIBOR Advance as Bank shall determine in its sole discretion.

         3.5.2 If Bank exercises its right to accelerate the payment of the Obligations prior to maturity based upon an Event of Default, Borrower shall pay to Bank, in addition to the other amounts then due, on the date specified by Bank as the Prepayment Date, the Prepayment Amount.

         3.5.3 Bank's determination of the Prepayment Amount shall be conclusive in the absence of obvious error or fraud. If requested in writing by Borrower, Bank shall provide Borrower a written statement specifying the Prepayment Amount.

         3.5.4 The following (the "Prepayment Amount") shall be due and payable in full on the Prepayment Date: (a) if the face amount of the LIBOR Advance exceeds Seven Hundred Fifty Thousand and 00/l00 Dollars ($750,000.00) then the Prepayment Amount is the sum of: (i) the amount of the principal balance of the LIBOR Advance which Borrower has elected to prepay or which Bank has required Borrower to prepay because of acceleration, as the case may be (the "Prepaid Principal Amount"); (ii) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; (iii) Five Hundred and 00/l00 Dollars ($500.00); plus (iv) the present value, discounted at the Reinvestment Rates of the positive amount by which (x) the interest Bank would have earned had the Prepaid Principal Amount not been paid prior to the end of the LIBOR Period at the applicable interest rate exceeds (y) the interest Bank would earn by reinvesting the Prepaid Principal Amount at the Reinvestment Rates; or (b) if the principal amount of the LIBOR Advance being prepaid is Seven Hundred Fifty Thousand and 00/l00 Dollars ($750,000.00) or less, then the Prepayment Amount is the sum of: (i) the Prepaid Principal Amount; (ii) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; plus
(iii) an amount equal to two percent (2%) of the Prepaid Principal Amount.

     3.6 PREPAYMENT AMOUNT. BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY THE LIBOR ADVANCE IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF THE OBLIGATIONS, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVE(S) ANY RIGHTS UNDER SECTION 2954.10 THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR ADVANCE IN RELIANCE ON THESE AGREEMENTS.

/s/ Mak
-------------------------------
Borrower's Initials

                                   ARTICLE IV
                 FEES, LOCKBOX ACCOUNT AND CREDITING OF PAYMENTS

       4.1 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

       4.2 Lockbox Account. Borrower shall, at Borrower's expense, direct that remittances and all other collections and proceeds of accounts and other Collateral be deposited into a non-interest bearing lock box account maintained in Bank's name ("Lockbox Account"). In connection therewith, Borrower shall execute such lockbox agreement ("Lockbox Agreement") as Bank shall require. Borrower shall maintain the Lockbox Account with Bank, and Borrower hereby grants to Bank a security interest in the Lockbox Account over which Borrower shall have no control and into which the proceeds of all Collateral shall be deposited immediately upon their receipt.

           4.2.1 Monies Received. Upon establishment of the Lockbox Account, Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Bank, receive, as the property of Bank, any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Lockbox Account, or remit the same or cause the same to be remitted, in kind, to Bank. In no event shall the same be commingled with Borrower's own funds.

           4.2.2 Payments in Full Checks. Borrower authorizes Bank to accept, indorse and deposit on behalf of Borrower any checks tendered by an account debtor "in full payment" of its obligation to Borrower. Borrower shall not assert against Bank any claim arising therefrom, irrespective of whether such action by Bank effects an accord and satisfaction of Borrower's claims, under
(S)3-311 of the UCC, or otherwise.

       4.3 Collateral Control Account. Bank may, on occasion, agree to permit Borrower to maintain a deposit account at another financial institution, provided Bank (a) has been notified thereof by Borrower and Bank has given written notice of Bank's security interest therein to the financial institution where such account is located; and (b) such account is a blocked account to which only Bank may have access.

     4.4 Commitment Fee. Borrower agrees to pay to the Bank (a) a commitment fee on the Committed Line from the date of this Agreement until the Termination Date at the rate of 0.15% per annum, which fee shall be fully earned as of and payable on the first (1/st/) day of each quarter during the term of this Agreement; and (b) Bank Expenses incurred for such quarter.

     4.5 Early Termination Fee. If this Agreement is terminated, for whatever reason, prior to May 1, 2004, then Borrower shall pay to Bank an early termination fee of Sixty Thousand and 00/100 Dollars ($60,000.00) (the "Early Termination Fee"), provided, however that the Early Termination Fee shall reduce by Five Thousand and 00/100 Dollars ($5,000.00) per month commencing May 1, 2003.

     4.6 Unused Line Fee. Borrower agrees to pay to the Bank an unused line fee on the average daily unused portion of the Committed Line at the following rates per annum:

--------------------------------------------------------------------------------
                  Condition                                  Rate
--------------------------------------------------------------------------------
If Borrower's quarterly Net Income is less than              0.25%
         Zero and 00/100 Dollars ($0.00).

--------------------------------------------------------------------------------
  If Borrower's quarterly Net Income is more                 0.15%
     than Zero and 00/100 Dollars ($0.00)

--------------------------------------------------------------------------------
 If Borrower maintains a money market deposit                0.00%
 account with Bank with a balance of at least
         Four Million and 00/100 Dollars
                 ($4,000,000.00).

--------------------------------------------------------------------------------

commencing on the first (1/st/) day of the first (1/st/) quarter following the Funding Date, which fee shall be fully earned as of and payable on the first (1/st/) day of each quarter during the term of this Agreement.

                                    ARTICLE V
                               CONDITIONS OF LOANS

     5.1 Conditions Precedent to Initial Advance. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

          5.1.1 Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to counsel of Bank.

          5.1.2 Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by the appropriate parties and in form and substance acceptable to Bank

                 (a)  this Agreement;

                     (b)    the Revolving Facility Note;

                     (c) Bank shall have received the charter and bylaws of each of Borrower and Guarantors, the resolutions of each of the Borrower and Guarantors authorizing the execution, delivery and performance of this Agreement, and specimen signatures of the persons authorized to execute this Agreement on behalf of the Borrower and the Guarantors, in each case certified by the secretary of the Borrower or the Guarantor, as relevant, all in form and substance satisfactory to the Agent;

                     (d)    a Guaranty duly executed by each Guarantor;

                     (e) a Guarantor Security Agreement duly executed by each Guarantor;

                     (f) an Intellectual Property Security Agreement duly executed by Borrower and each Guarantor;

                     (g) the Stock Pledge Agreement duly executed by Borrower;

                     (h)    the Lockbox Agreement;

                     (i)    UCC-1 Financing Statements; and

                     (j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

              5.1.3 Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Guarantor, nor any material decline, as determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Borrower or any Guarantor. Borrower shall be in compliance with the financial covenants set forth in Article IX of this Agreement.

              5.1.4 Audit. Bank shall have performed and deemed satisfactory the results of an audit of Borrower's accounts and inventory.

              5.1.5 Reviews. Bank shall have performed and deemed satisfactory the review of Borrower's current accounts receivable agings and Borrower's financial results for the first (1/st/) quarter of 2002.

              5.1.6 Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

              5.1.7 Security Interests. Bank shall have received evidence, in form and substance satisfactory to Bank, that Bank has a valid, perfected, first priority security interest in and lien upon the Collateral and any other property which is intended to be security for the

Obligations, subject only to the security interests and liens permitted herein or in the other Loan Documents.

          5.1.8 Other Documents. Bank shall have received, in form and substance satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from third persons which Bank may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including without limitation, acknowledgments by lessors, mortgagees and warehousemen of Bank's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Bank access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral.

     5.2 Subsequent Credit. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

          5.2.1 Compliance. The representations and warranties contained herein and each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

          5.2.2 No Material Adverse Change. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Guarantor, nor any material decline, as determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Borrower or any Guarantor.

          5.2.3 Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                   ARTICLE VI
                          CREATION OF SECURITY INTEREST

     6.1 Grant of Security Interest. In order to secure prompt repayment of any and all Obligations, and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except as set forth in Schedule 6.1, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

     6.2 Perfection of Security Interests. Borrower authorizes Bank to file a financing statement describing the Collateral. Borrower shall cooperate with Bank in obtaining control

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

with respect to Collateral consisting of: (a) deposit accounts; (b) investment property; (c) letter of credit rights; and (d) electronic chattel paper.

          6.2.1 Intellectual Property. Contemporaneously with the execution and delivery of this Agreement, and in furtherance of the pledging, assignment, transfer, hypothecation, set over, and grant by Borrower to Bank of a security interest in the Collateral, Borrower shall execute and deliver the Intellectual Property Security Agreement to Bank.

     6.3 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all negotiable documents and instruments, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

     6.4 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

     6.5 Accounts. Bank's security interest in accounts shall attach to all accounts without further act on the part of Bank or Borrower. Upon request from Bank, Borrower shall provide Bank with schedules describing all accounts created or acquired by Borrower (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and shall execute and deliver written assignments of all accounts to Bank all in a form acceptable to Bank provided, however, Borrower's failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank's security interest and other rights in and to the accounts. Together with each schedule, Borrower shall furnish Bank with copies of Borrower's customers' invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof. Upon the occurrence of an Event of Default, Bank or Bank's designee may notify customers or account debtors of Bank's security interest in the Collateral and direct such customers or account debtors to make payments directly to Bank, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all accounts for Bank, receive in trust all payments thereon as Bank's trustee, and, deposit such collections in the Lockbox Account, if applicable. If so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral Notwithstanding anything to the contrary contained herein, if sales of inventory are made for cash, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank three (3) calendar days after the date Bank actually receives such check or other item of payment.

     6.6 Attorney in Fact. Effective only upon the occurrence of an Event of Default, Borrower appoints Bank or any other person whom Bank may designate as Borrower's attorney-in-fact, with power to endorse Borrower's name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank's possession; to sign Borrower's name on any invoice or bill of lading relating to any accounts, on drafts against account debtors, on schedules and assignments of accounts, on verifications of accounts and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower's mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of accounts; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any accounts in which Bank has a security interest remain unpaid and until the Indebtedness has been fully satisfied. In connection with all surety instruments issued or caused to be issued or created by Bank under this Agreement, upon an Event of Default, Borrower hereby appoints Bank, or its designee, as its attorney, with full power and authority (a) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (b) to sign Borrower's name on bills of lading; (c) to clear inventory through the United States of America Customs Department in the name of Borrower or Bank or Bank's designee, and to sign and deliver to United States of America Customs officials powers of attorney in the name of Borrower for such purpose; and (d) to complete in Borrower's name or Bank's, or in the name of Bank's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Bank nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Bank's or its attorney's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any suretyship instrument remains outstanding.

     6.7 Discharge Liens. In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Obligations and shall be payable on demand.

     6.8 Contracts. Anything herein to the contrary notwithstanding: (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by Bank of any of the rights hereunder shall not release Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral; and (c) Bank shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Bank be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

     7.1 Incorporation, Good Standing, and Due Qualification. Borrower and each Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required

     7.2 Corporate Power and Authority. The execution, delivery, and performance by Borrower and each Subsidiary of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of Borrower or any Subsidiary; (b) contravene Borrower's or any Subsidiary's charter or bylaws; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower or any Subsidiary; (d) result in a breach of or constitute a default under indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected;
(e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; and (f) cause Borrower or any Subsidiary to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

     7.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of Borrower and each Subsidiary, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     7.4 Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements previously delivered by Borrower to Bank (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower and none of its leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 10.4 of this Agreement.

     7.5 Other Agreements. Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a Material Adverse Effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower, or the ability of Borrower or any Subsidiary to carry out its obligations under the Loan Documents to which it is a party. Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

     7.6 Labor Disputes and Acts of God. Neither the business nor the properties of Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of Borrower.

     7.7  Provisions Concerning Accounts.

          7.7.1 Representations. Borrower represents and warrants that each account at the time of its assignment to Bank (a) will be owned solely by Borrower; (b) will be for a liquidated amount maturing as stated in Borrower's Books; (c) will be a bona fide existing obligation created by the final sale and delivery of goods or the rendition of services to account debtors by Borrower in the ordinary course of business; and (d) will not be subject to any known deduction, offset, counterclaim, return privilege, or other condition, except as reflected on Borrower's Books. Borrower shall not redate any invoices or reissue new invoices in full or partial satisfaction of old invoices. Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time the account from such account debtor is created; and, in accordance with prudent credit policies, the account debtor will be able timely to discharge all of its indebtedness to Borrower. Allowances, if any, as between Borrower and its customers will be on the same basis and in accordance with the usual customary practices of Borrower as they exist on the date of this Agreement.

          7.7.2 Disputes. Borrower shall notify Bank within three (3) Business Days of occurrence of all claims asserted by account debtors in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00) per month in the aggregate.

     7.8 Litigation. Except as set forth in Schedule 7.8, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

     7.9 No Material Adverse Change in Financial Statements. All financial statements related to Borrower that have been delivered by Borrower to Bank fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

     7.10 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

     7.11 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan");

no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

          7.12 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

          7.13 Environmental Condition. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

          7.14 Taxes. Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

          7.15 Subsidiaries. Set forth in Schedule 7.15 is a complete and accurate list of the Subsidiaries of Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

          7.16 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

          7.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

     8.1 Good Standing. Borrower shall maintain, and shall cause each Subsidiary to maintain, its corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each Subsidiary maintain, to the extent consistent with prudent management of Borrower's and Subsidiary's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

     8.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

     8.3  Financial Statements. Borrower shall deliver to Bank:

          8.3.1 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and consolidated and consolidating statements of changes in financial position of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and standing in comparative form the respective figures for the corresponding dates and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to Bank by certified public accountants selected by Borrower and acceptable to Bank.

          8.3.2 SEC Filings. Within five (5) days after the date of filing with the Securities and Exchange Commission, copies of any of the Borrower's Form 10-K Annual Reports, Form 10-Q Quarterly Reports and Form 8-K Current Reports (other than Form 8-K Current Reports describing transactions by Affiliates involving stock of Borrower).

          8.3.3 Accountant's Report. Simultaneously with the delivery of the annual financial statements referred to in Section 8.3.1, a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

                8.3.4 Compliance Certificate. Together with the delivery of the annual and quarterly financial statements referenced in Sections 8.3.1 and 8.3.2 of this Agreement, Borrower shall deliver to Lender a certificate of Borrower's chief financial officer or chief accounting officer, in the form of the attached Exhibit A, (a) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with (i) the requirements of
Article IX, inclusive; and (ii) the payment of payroll taxes, on the date of such certificate; and (b) stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

         8.4 Monthly A/R and A/P Agings. Borrower shall, from time to time hereafter but not less often than monthly, execute and deliver to Bank no later than thirty (30) days after the last day of each month, (a) a detailed aging of accounts by total, a summary of aging of accounts by customer, and a reconciliation statement; and (b) a detailed aging of accounts payable.

         8.5 Monthly Borrowing Base Certificate. Borrower shall from time to time, but not less than monthly, execute and deliver to Bank, no later than thirty (30) days after the last day of each month, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Schedule 8.5 hereto.

         8.6 Projections. As soon as available and in any event no later than thirty (30) days after the end of each fiscal quarter of Borrower, Borrower shall deliver Projections of Borrower for the forthcoming fiscal year, provided, however, that upon Borrower having Net Income greater than Zero and 00/100 Dollars ($0.00) for two (2) consecutive quarters, such Projections shall be delivered on an annual basis no later than thirty (30) days after the end of such fiscal year.

         8.7 Audit of Accounts. Bank shall have the right to conduct audits of Borrower's accounts on an annual basis during the term of this Agreement, and upon an Event of Default as frequent as Bank may determine in its reasonable discretion.

         8.8 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

         8.9    Insurance.

                8.9.1 Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

              8.9.2 All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

       8.10 Principal Depository. Borrower shall maintain its principal depository and operating accounts with Bank.

       8.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

                                   ARTICLE IX
                              FINANCIAL COVENANTS

       9.1 Current Ratio. Borrower shall maintain, as of the last day of each fiscal quarter of Borrower, a ratio of current assets to current liabilities of at least 2.00:1.00.

       9.2 Minimum Effective Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter of Borrower, Effective Tangible Net Worth of at least Forty One Million Five Hundred Thousand and 00/100 Dollars ($41,500,000.00); provided, however that commencing September 30, 2002, such amount shall increase, on a cumulative basis, by an amount equal to eighty percent (80%) of net income after taxes in the trailing four (4) fiscal quarter period (with no deduction for losses).

       9.3 Debt to Effective Tangible Net Worth Ratio. Borrower shall maintain, as of the last day of each fiscal quarter of Borrower, a ratio of Debt to Effective Tangible Net Worth of not more than 1.75:1.00.

       9.4 Cash Flow Coverage Ratio. Commencing September 30, 2002, Borrower shall maintain, as of the last day of each fiscal quarter of Borrower, a Cash Flow Coverage Ratio of at least 1.75:1.00, measured on a quarterly basis and annualized.

       9.5 Profitability. Borrower shall not incur, for its second fiscal quarter of 2002, a Net Loss in excess of One Million Six Hundred Thousand and 00/l00 Dollars ($1,600,000.00); and Borrower shall earn, commencing May 1, 2002, Borrower shall have a minimum Net Income of One and 00/100 Dollars ($1.00) measured on a fiscal year to date basis and monthly basis. Commencing November 1, 2002, and for each month thereafter, Borrower shall have a minimum

Net Income of One and 00/100 Dollars ($1.00) measured on a fiscal year to date basis and monthly basis.

                                    ARTICLE X
                               NEGATIVE COVENANTS

              Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following without the prior written consent of Bank, which consent shall not be unreasonably withheld:

       10.1 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, accounts, and leasehold interests), except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (c) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to Borrower or another Subsidiary.

       10.2 Mergers or Acquisitions. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all of substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (a) any Subsidiary may merge into or transfer assets to the Borrower; and (b) any subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

       10.3 Debt. Create, incur, assume or be or remain liable with respect to any Debt, or permit any Subsidiary so to do, other than Permitted Debt.

       10.4 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

       10.5 Distributions. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that the Borrower (a) may declare and deliver dividends and make distributions payable solely in common stock of the Borrower; (b) may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; and (c) may purchase or otherwise acquire shares of its capital stock in connection with Borrower's existing stock repurchase program up to an aggregate amount equal to Two Million and 00/100 Dollars ($2,000,000.00).

          10.6 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person, except Permitted Investments.

          10.7 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          10.8 Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

          10.9 Capital Expenditures. Borrower will not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures made by Borrower would exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) during any fiscal year of Borrower.

          10.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

          10.11 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                                   ARTICLE XI
                                EVENTS OF DEFAULT

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

               Any one or more of the following events shall constitute an "Event of Default" by Borrower under this Agreement:

         11.1 Payment of Revolving Facility Note. Borrowers or any Guarantor fails to pay any installment of principal or interest with respect to the Revolving Facility Note on the due date thereof.

         11.2 Payment of Other Obligations. Borrower or any Guarantor fails to make payment of any of the Obligations (other than those evidenced by the Revolving Facility Note) when due (whether due at stated maturity, on demand, upon acceleration or otherwise).

         11.3 Misrepresentation. Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower, any Guarantor or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

         11.4 Covenant Default. Any default in the performance of or compliance with any Obligation, agreement or other provision contained in this Agreement (other than those described in sections 11.1, 11.2 and 11.3) and such default is not cured within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period).

         11.5 Default Under Loan Documents. Any default in the payment or performance of any obligation, or any defined event of default, under any of the Loan Documents other than this Agreement.

         11.6 Material Adverse Change. If there occurs a material adverse change in Borrower's or any Guarantor's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral.

         11.7 Attachment. If any material portion of Borrower's or any Guarantor's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's or any Guarantor's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after Borrower or such Guarantor receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or such Guarantor (provided that no Advances will be required to be made during such cure period).

          11.8 Insolvency. If an Insolvency Proceeding is commenced by Borrower or any Guarantor, or if an Insolvency Proceeding is commenced against Borrower or any Guarantor and is not dismissed or stayed within ten (10) Business Days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding).

          11.9 Other Agreements. Any default in the payment or performance of any Obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or Guarantor has incurred any debt or other liability in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) to any person or entity.

          11.10 Subordinated Debt. If Borrower or any Guarantor makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank.

          11.11 Judgments. The filing of a notice of judgment lien against Borrower or any Guarantor; or the recording of any abstract of judgment against Borrower or any Guarantor in any county in which Borrower or any Guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Guarantor; or the entry of a judgment against Borrower or any Guarantor; and with respect to any of the foregoing, the amount in dispute is in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

          11.12 Guaranty. Any Guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty of all or a portion of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty of all or a portion of the Obligations or in any certificate delivered to Bank in connection with such Guaranty.

          11.13 Insecurity. There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

                                   ARTICLE XII
                           BANK'S RIGHTS AND REMEDIES

          12.1 Rights and Remedies. If an Event of Default shall occur, (a) any Obligations of Borrower under any of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to permit further borrowings hereunder shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

          12.1.1 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

          12.1.2 Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower authorizes Bank to enter the premises where the Collateral is located, after reasonable notice, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

          12.1.3 Without notice to Borrower set off and apply to the Obligations any and all (a) balances and deposits of Borrower held by Bank; or
(b) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank; or

          12.1.4 Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 12.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 12.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit.

     12.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of accounts or notify account debtors of Bank's security interest in the accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of accounts, verifications of accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in
Section 6.3 upon an Event of Default. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

          12.3 Accounts Collection. At any time from the date of this Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

          12.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 8.9 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          12.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

          12.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          12.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

                                  ARTICLE XIII
                                     NOTICES

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

    If to Borrower:            HALL, KINION & ASSOCIATES
                               2570 North First Street, Suite 400
                               San Jose, California 95131
                               Attn: Marty A. Kropelnicki
                               FAX:(415) 925-5975

    If to Bank:                COMERICA BANK-CALIFORNIA
                               333 West Santa Clara Street
                               San Jose, California 95113
                               Attn: Joan S. Clark
                               FAX: (408) 556-5395

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

                                   ARTICLE XIV
                   CHOICE OF LAW; VENUE; AND JURY TRIAL WAIVER

          This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

                                   ARTICLE XV
                               GENERAL PROVISIONS

          15.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

          15.2 Term. This Agreement shall become effective on the Closing Date and, subject to Section 15.10, shall continue in full force and effect for a term ending on the Termination Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

          15.3 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          15.4 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          15.5 Severability of Provisions. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          15.6 Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

          15.7 Entire Agreement. This Agreement, together with the Loan Documents embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Bank or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

          15.8 Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

          15.9 Interpretation. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code (S)1654.

          15.10 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this Section 15.10 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

          15.11 Loan Information. Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank's parent, affiliates, subsidiaries and service providers. The Bank agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other lenders or Affiliates of any Bank; (b) to legal counsel and accountants for the Borrower or the Bank; (c) to other professional and service advisors to the Borrower or the Bank, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 15.11; (d) to regulatory officials having jurisdiction over the Bank, provided that the Bank agrees to notify the Borrower of any such disclosures unless prohibited by applicable law, or in connection with any legal proceeding to which the Bank and the Borrower are adverse parties; (e) as required by law or legal process; and (f) to another Person in connection with a disposition or proposed disposition to that Person of all or part of the Bank's interests hereunder or a participation interest in its Advances. For purposes of the foregoing, "confidential information" shall mean all projections, information relating to acquisitions, information relating to the Borrower's businesses and other information respecting the Borrower or its subsidiaries reasonably considered by the Borrower to be confidential, other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, the Bank, and (iii) information previously disclosed by the Borrower to any person not associated with the

Borrower which does not owe a professional duty of confidentiality to the Borrower or which has not executed an appropriate confidentiality agreement with the Borrower. Nothing in this Section shall be construed to create or give rise to any fiduciary duty of the Bank to the Borrower.

          15.12 Cost and Expenses. Borrower agrees to pay on demand all costs and expenses incurred by Bank in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. This provision shall survive termination of this Agreement.

          15.13 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Revolving Loan and Security Agreement to be executed as of the date first above written.


                                        HALL, KINION & ASSOCIATES, INC.



                                        By: /s/ Martin A. Kropelnicki
                                            ----------------------------

                                        Title: CFO
                                               -------------------------



                                        COMERICA BANK - CALIFORNIA


                                        /s/ Joan S. Clark
                                        --------------------------------
                                        By:    Joan S. Clark
                                        Its:   Assistant Vice President